Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alcentra Capital Corporation

We consent to the use of our audit report dated March 11, 2014 with respect to the financial statements of BNY Mellon-Alcentra Mezzanine III, L.P. (predecessor entity of Alcentra Capital Corporation) as of December 31, 2013 and 2012 and for the years then ended, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP
New York, New York
January 13, 2015